Exhibit 99.1
www.angieslist.com

Angie’s List Reports Second Quarter 2017 Results

–	Total members of 6.4 million at June 30, 2017, up from 3.3 million members at June 30, 2016; gross member additions of 0.9 million, up 229% from 0.3 million in the second quarter of 2016

–	Revenue of $72.8 million as compared to $83.1 million for the second quarter of 2016

–	Net loss of $8.1 million as compared to net income of $4.7 million for the second quarter of 2016

–	Adjusted EBITDA[1] of $4.8 million as compared to $13.4 million for the second quarter of 2016, partly due to the shift in timing of marketing spend from a year ago

–	Transaction with IAC’s HomeAdvisor expected to close in the fourth quarter of 2017

INDIANAPOLIS — July 26, 2017 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter ended June 30, 2017.

“We achieved several key milestones this quarter,” said Scott Durchslag, President and Chief Executive Officer of Angie’s List. “We surpassed six million members, nearly doubling our base from a year ago. We also had the highest number of visits to our site in the history of Angie’s List. This progress speaks to the strength of our brand and the appeal of our freemium offer.”

“Our top priorities continue to be engaging customers and improving operating efficiency,” continued Durchslag. “We updated our member mobile app to deliver a new user experience, and we took action to reduce expenses, leading to a year over year decline in selling costs and operations and support expense. While these improvements were largely offset by higher marketing spend due to a shift in the timing of investment from last year, we have made significant progress aligning our cost structure with our freemium model. The lagging effect from last year’s technology platform migration as well as a reduction in sales headcount resulted in lower revenue compared to the year-ago quarter. Overall, our second quarter financial performance was in line with the projections provided to IAC/HomeAdvisor earlier in the merger process, as discussed in our proxy statement.”

We continue to progress toward consummation of the previously announced transaction with IAC’s HomeAdvisor business, and on July 13, 2017, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. We continue to expect the transaction to close in the fourth quarter of 2017.

In light of the pending transaction, Angie’s List will not be hosting a conference call to discuss its results for the second quarter of 2017. More details on the pending transaction can be found on IAC’s website at http://www.iac.com/Investors.

1 Adjusted EBITDA is a non-GAAP financial measure.

Key Operating Metrics

Three months ended	June 30, 2017	June 30, 2016	Change
Total free memberships (end of period)[1]	4,303,566	152,586	2,720%
Total paid memberships (end of period)	2,083,328	3,147,566	(34)%
Total memberships (end of period)	6,386,894	3,300,152	94%

Gross free memberships added (in period)[2]	914,042	152,586	499%
Gross paid memberships added (in period)	14,093	129,534	(89)%
Gross memberships added (in period)	928,135	282,120	229%

Average paid membership renewal rate (in period)[3]	65%	73%	(8) pts

Participating service providers (end of period)[4]	48,782	49,674	(2)%
Total service provider contract value (end of period, in thousands)	$246,303	$258,467	(5)%
Total service provider contract value backlog (end of period, in thousands)	$147,022	$151,813	(3)%

Six months ended	June 30, 2017	June 30, 2016	Change
Gross free memberships added (in period)[2]	1,763,907	152,586	1,056%
Gross paid memberships added (in period)	24,449	317,776	(92)%
Gross memberships added (in period)	1,788,356	470,362	280%

Average paid membership renewal rate (in period)[3]	66%	74%	(8) pts

(1) Total free memberships reflects the number of free members as of the end of the period who joined subsequent to us dropping our ratings and reviews paywall in June 2016, as well as the number of former paid members who requested a change in membership status from paid to free over the same time period.

(2) Gross free memberships added represents the total number of new free members added during the reporting period. This figure does not include former paid members who requested a change in membership status from paid to free.

(3) Average paid membership renewal rate reflects the percentage of all paid memberships expiring in the reporting period that are renewed as paid members.

(4) As part of our sharpened strategic and financial focus, we are no longer offering service providers the option of only selling e-commerce offers as a means for participating in our network. Accordingly, participating service providers now represents the total number of service providers under contract for advertising at the end of the period. For the periods ended March 31, 2016, September 30, 2016, December 31, 2016 and March 31, 2017, the number of participating service providers, excluding those only under contract for e-commerce, was 50,351, 50,522, 49,441 and 49,200, respectively.

Second Quarter Results
Total revenue for the second quarter of 2017 was $72.8 million, compared to $83.1 million in the year-ago quarter, driven by declines in service provider and membership revenue.

Service provider revenue was $62.6 million, a decline of approximately 7% compared to a year ago, due in part to lower originations revenue in recent periods. Further, the challenges we experienced in the prior year in connection with the migration to our new technology platform, which resulted in lower originations and renewals bookings in 2016, continued to have a negative impact on service provider revenue in the second quarter of 2017 given the average duration of our service provider contracts.

Membership revenue was $10.2 million, down approximately 35% from the year-ago quarter, due largely to the impact of our removal of the ratings and reviews paywall in June 2016.

Operations and support expense was $6.9 million, a decrease from $10.2 million in the year-ago quarter, primarily due to a reduction in publication costs, attributable to our implementation of a digital content distribution strategy and a decline in our paid membership base, as well as lower compensation and personnel-related costs.

Selling expense was $23.2 million, down from $27.0 million in the year-ago period, largely related to a reduction in compensation and personnel-related costs.

Marketing expense was $20.6 million, an increase from $14.4 million in the year-ago quarter, due to an increase in advertising spend as we adjusted the level and timing of such spend in the second quarter of 2017 as compared to the second quarter of 2016 when we shifted spend to the third quarter to fund our freemium launch.

Product and technology expense was $14.9 million, an increase from $13.3 million in the year-ago period, largely attributable to higher compensation and personnel-related costs, driven by a reduction in capitalized internal labor costs.

General and administrative expense was $13.7 million, an increase from $12.1 million in the year-ago quarter, driven primarily by transaction costs incurred during the quarter in connection with our pending transaction with IAC’s HomeAdvisor business, partially offset by a period over period reduction in outsourced services expenditures and professional fees.

Net loss for the quarter was $8.1 million as compared to net income of $4.7 million in the year-ago quarter. Adjusted EBITDA1 was $4.8 million for the period as compared to $13.4 million in the year-ago period.

Cash provided by operations for the quarter was $4.5 million. At June 30, 2017, the balance of cash, cash equivalents and investments was $48.8 million. Capital expenditures declined to $1.0 million in the quarter as compared to $5.8 million in the year-ago quarter.

1 Adjusted EBITDA is a non-GAAP financial measure.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2017	December 31, 2016

	(Unaudited)
Assets
Cash and cash equivalents	$38,362	$22,402
Short-term investments	10,480	16,541
Accounts receivable, net	15,006	16,371
Prepaid expenses and other current assets	20,251	17,002
Total current assets	84,099	72,316
Property, equipment and software, net	77,459	82,714
Goodwill	1,145	1,145
Amortizable intangible assets, net	930	1,219
Total assets	$163,633	$157,394

Liabilities and stockholders’ equity
Accounts payable	$2,953	$2,886
Accrued liabilities	30,452	23,128
Deferred membership revenue	20,255	23,208
Deferred advertising revenue	40,661	42,297
Current maturities of long-term debt	3,000	1,500
Total current liabilities	97,321	93,019
Long-term debt, net	55,092	56,142
Deferred membership revenue, noncurrent	1,404	2,032
Deferred advertising revenue, noncurrent	328	456
Other liabilities, noncurrent	654	1,245
Total liabilities	154,799	152,894
Stockholders’ equity:
Common stock	69	68
Additional paid-in-capital	300,612	290,182
Treasury stock	(23,734)	(23,719)
Accumulated deficit	(268,113)	(262,031)
Total stockholders’ equity	8,834	4,500
Total liabilities and stockholders’ equity	$163,633	$157,394

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(Unaudited)		(Unaudited)
Revenue
Membership	$10,193	$15,645	$21,717	$31,979
Service provider	62,557	67,415	124,165	134,937
Total revenue	72,750	83,060	145,882	166,916
Operating expenses
Operations and support	6,928	10,172	15,215	22,381
Selling	23,153	26,983	49,510	54,815
Marketing	20,618	14,432	30,441	33,547
Product and technology	14,905	13,323	29,218	23,357
General and administrative	13,729	12,135	24,595	30,820
Total operating expenses	79,333	77,045	148,979	164,920
Operating income (loss)	(6,583)	6,015	(3,097)	1,996
Interest expense, net	1,469	1,352	2,965	1,968
Income (loss) before income taxes	(8,052)	4,663	(6,062)	28
Income tax expense	10	6	20	13
Net income (loss)	$(8,062)	$4,657	$(6,082)	$15

Net income (loss) per common share — basic	$(0.13)	$0.08	$(0.10)	$0.00
Net income (loss) per common share — diluted	(0.13)	0.08	(0.10)	0.00

Weighted-average number of common shares outstanding — basic	60,274	58,710	59,893	58,662
Weighted-average number of common shares outstanding — diluted	60,274	59,644	59,893	59,638

Non-cash stock-based compensation expense
Operations and support	$56	$57	$98	$88
Selling	243	430	691	709
Marketing	83	121	135	227
Product and technology	432	566	1,001	875
General and administrative	1,960	2,657	4,105	5,597
Total non-cash stock-based compensation expense	$2,774	$3,831	$6,030	$7,496

Reconciliation of net income (loss) to Adjusted EBITDA[1]
Net income (loss)	$(8,062)	$4,657	$(6,082)	$15
Income tax expense	10	6	20	13
Interest expense, net	1,469	1,352	2,965	1,968
Depreciation and amortization	4,210	3,579	8,211	5,254
Non-cash stock-based compensation expense	2,774	3,831	6,030	7,496
Legal settlement accrual	—	—	—	3,500
Merger transaction costs	4,429	—	4,429	—
Adjusted EBITDA[1]	$4,830	$13,425	$15,573	$18,246

1 Adjusted EBITDA is a non-GAAP financial measure.

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

	(Unaudited)		(Unaudited)
Operating activities
Net income (loss)	$(8,062)	$4,657	$(6,082)	$15
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,210	3,579	8,211	5,254
Amortization of debt discount, deferred financing fees and bond premium	213	166	450	333
Non-cash stock-based compensation expense	2,774	3,831	6,030	7,496
Non-cash long-lived asset impairment charge	—	—	190	—
Non-cash loss on disposal of long-lived assets	1	18	3	171
Deferred income taxes	5	—	10	—
Changes in certain assets:
Accounts receivable, net	787	(678)	1,365	129
Prepaid expenses and other current assets	423	3,808	(3,249)	728
Changes in certain liabilities:
Accounts payable	(1,165)	(2,052)	318	(2,542)
Accrued liabilities	7,848	(5,052)	6,776	9,557
Deferred advertising revenue	(2,136)	(2,161)	(1,764)	(2,769)
Deferred membership revenue	(413)	(1,031)	(3,581)	(4,086)
Net cash provided by operating activities	4,485	5,085	8,677	14,286

Investing activities
Purchases of investments	(5,960)	(7,203)	(5,960)	(11,274)
Sales of investments	7,680	7,000	12,021	11,320
Property, equipment and software	(65)	(2,304)	(199)	(3,208)
Capitalized website and software development costs	(948)	(3,484)	(2,854)	(8,973)
Intangible assets	(39)	(7)	(70)	(129)
Net cash provided by (used in) investing activities	668	(5,998)	2,938	(12,264)

Financing activities
Proceeds from exercise of stock options	5,871	498	5,919	500
Proceeds from employee stock purchase plan	462	—	462	—
Taxes paid on behalf of employees related to net share settlement	(1,913)	(303)	(1,980)	(430)
Purchases of treasury stock	—	—	(15)	—
Payments on capital lease obligation	—	(59)	(41)	(116)
Net cash provided by (used in) financing activities	4,420	136	4,345	(46)
Net increase (decrease) in cash and cash equivalents	$9,573	$(777)	$15,960	$1,976
Cash and cash equivalents, beginning of period	28,789	35,352	22,402	32,599
Cash and cash equivalents, end of period	$38,362	$34,575	$38,362	$34,575

About Angie’s List
Finding a pro for a job well done is made easy online by visiting Angieslist.com. More than six million members nationwide use Angie’s List, a leading provider of reviews, offers and information in over 700 service categories, to help them improve their homes. Built on a foundation of more than 10 million verified reviews of local service, Angie’s List connects members directly to its online marketplace of services and offers unique tools and support designed to improve the local service experience for both members and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (“GAAP”), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we generally define as earnings before interest, income taxes, depreciation and amortization, non-cash stock-based compensation expense, amounts recorded for any legal settlement accrual, certain non-cash long-lived asset impairment charges, as applicable, and merger transaction costs. We use Adjusted EBITDA internally in analyzing our financial results and performance and determined to disclose this measure as we believe it is useful, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors, thereby providing additional insight for investors to use with respect to our ongoing operating results and trends. Adjusted EBITDA, as defined in the financing agreement that governs our long-term indebtedness, is also a financial debt covenant with which we are required to comply, further supporting our decision to disclose this measure. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We provide a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “will”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the consummation of the pending transaction with IAC/HomeAdvisor (please refer to the Form S-4 filed with the U.S. Securities and Exchange Commission by ANGI Homeservices Inc. on June 30, 2017 for a more complete discussion of the pending transaction with IAC’s HomeAdvisor business), our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates, financial results, our plans and objectives for future operations, changes to our business model, growth initiatives or strategies, profitability plans, availability of debt or equity financing to support our liquidity needs or the expected outcome or impact of pending or threatened litigation. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Risks and uncertainties may affect the accuracy of forward-looking statements.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the U.S. Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
Investor and Media Relations:
Leslie Arena
317-408-4527
lesliea@angieslist.com